Exhibit 99.2

Mobiquity Networks Expands Publisher Network with GeoQpons Mobile App

Pact Enables Distribution of Relevant, Real-Time Localized Offers To Approximately 5.5 Million GeoQpons Mobile App Users

GARDEN CITY, N.Y., September 17, 2015 -- Mobiquity Networks, a wholly owned subsidiary of Mobiquity Technologies, Inc. (OTCQB: MOBQ), which powers a leading national location-based mobile advertising and app engagement network, now enables distribution of localized offers to approximately 5.5 million GeoQpons mobile app users when they are shopping in a Mobiquity Networks mall.

GeoQpons is the only coupons and shopping app that combines in-store and online coupons, clearance sales, shopping list and loyalty cards for shoppers at major retail stores. It brings deals together from over 300 retailers and thousands of brands, including the largest names in retail mall anchors, big box stores, specialty coffee retailers and more.

Integrating Mobiquity Networks’ SDK (Software Development Kit – a package of pre-written code to make integration easier for developers), enables GeoQpons to initiate a rich in-app experience, providing highly targeted location-based promotions and delivery of offers and deals in its mobile app the instant a shopper walks by one of Mobiquity Network’s beacons – providing shoppers with relevant content while they are shopping.

Campaigns run via GeoQpons and Mobiquity Networks are triggered by beacons in mall common areas, which include corridors, escalators, and food courts, resulting in increased engagement with the GeoQpons app.

“The relationship with Mobiquity Networks gives us an important additional way to present in-store offers to our app users at the right time and right place, when they are most likely to use them. These engagements will certainly deliver great value to our advertisers,” said GeoQpons/XYMob CEO, Sunit Lohtia.

Mobiquity Networks’ exclusive retail footprint includes more than 320 of the premier U.S. shopping malls. The network currently covers more than 7,500 unique retailers encompassing over 40,000 storefronts. Over the past year, Mobiquity Networks has dramatically increased its partnership network and the scope of its footprint to enable better, smarter location-based campaigns.

“GeoQpons was chosen as a publisher partner based on their relevance to the mall – where the consumer engagements will occur. This helps us to achieve our goal of delivering the best quality shopper experience,” said Thomas M. Arnost, Executive Chairman of Mobiquity Networks. “As part of our network, apps like GeoQpons, as well as retailers and brands they serve, have a unique ability to be in front of millions of shoppers at the most critical moment – when they are making their purchasing decisions.”

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About Mobiquity Technologies:

Mobiquity Technologies, Inc. (OTCQB: MOBQ) (“Mobiquity”), parent company of Mobiquity Networks, operates a national location-based mobile advertising network that has developed a consumer-focused proximity network which we believe is unlike any other in the United States. Mobiquity’s integrated suite of leading-edge location based mobile advertising technologies allows our clients to execute more personalized and contextually relevant experiences, driving brand awareness and incremental revenue. Mobiquity Technologies will continue to attempt to expand its location-based mobile advertising solutions to create “smart malls” in retail destinations across the U.S. using Bluetooth-enabled iBeacon technology. Please visit the Company’s corporate websites at: www.mobiquitytechnologies.com and www.mobiquitynetworks.com.

About GeoQpons/XYMob:

GeoQpons.com brings together the best discount coupons, printable coupons, digital coupons and latest savings offers for hundreds of leading stores and brands to help consumers save money. Their parent company, XYMob is a dedicated team of mobile technologies experts determined to transform in-store shopping experience for mobile consumers. Founded in 2009 and headquartered in San Rafael, California (15 miles north of San Francisco) XYMob is led by experienced wireless industry executives and a world class mobile application development team. The team brings over 50 years of combined experience in mobile application development across multiple mobile platforms. Please visit their website at: www.xymob.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Contact:

For media inquiries:

Mobiquity Technologies

Jim Meckley

(516) 256-7766 x222

GeoQpons/XYMob

Chris Meyers

(415) 902-2660

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